TANDYCRAFTS, INC. REPORTS SIGNIFICANTLY IMPROVED
                             FOURTH QUARTER RESULTS

     Fort Worth, Texas. August 13, 1996 -- TANDYCRAFTS, INC. (NYSE: TAC) announced today significantly improved results for its fiscal fourth quarter ended June 30, 1996. Net income for the quarter was $1,297,000, or $0.11 per share compared to a net income of $122,000 or $0.01 per share for the same quarter of fiscal 1995. Net sales were $64,032,000, a 5.8% increase compared to the $60,501,000 reported for the comparable period last year. Total retail sales for the quarter increased 3.8% while manufacturing sales for the quarter increased 7.6% when compared to the same period last year.

     In commenting on the Company's performance, R. Earl Cox III, Chairman, stated "We are pleased with the progress of the Company to date. The strategic restructuring program initiated in December 1995 is substantially complete and the many changes that have taken place in the past few months are beginning to show positive results. This is the second consecutive quarter with significantly improved earnings over the same quarter last year. Excluding the results of operations targeted for divestiture as part of the Company's strategic restructuring program, operating income for the fourth quarter increased 78.3% to $3,155,000 and net sales increased 12.8% to $62,345,000 compared to the same quarter last year. While we are encouraged by the results thus far, there is still work to be done to achieve the level of performance that we expect from various units. The successful execution of the strategic restructuring program will enable management to better focus their attention on the remaining core business units. We believe that the company is headed in the right direction and look forward to continuing this positive trend in fiscal 1997."

     For the twelve months ended June 30, 1996, net sales were $254,284,000, a decrease of less than 1% when compared to the $256,523,000 reported for the comparable period of the prior year. The net loss for the twelve months ended June 30, 1996 was $(10,709,000), or $(0.89) per share as compared to net income of $5,217,000, or $0.46 per share for the corresponding period of the prior fiscal year. The Company's earnings for the twelve-month period ended June 30, 1996 reflect a $12.3 million charge, net of income taxes, or $1.03 per share, associated with a strategic restructuring program.

     Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, Cargo Furniture & Accents, and Sav-On Discount Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions:
Frames and Framed Art and Tandy Wholesale International ("TWI"). Information disclosed in this news release which are forward-looking statements involve risks and uncertainites including, but not limited to, the performance of each operating unit, relationships with certain key customers, commodity price fluctuations, interest rate fluctuations, recessionary factors, seasonality and other risks indicated in filings with the Securities and Exchange Commission such as Tandycraft's most recent Form 10-Q and 10-K.

                                (Table to follow)


                               Three Months Ended     Twelve Months Ended
                              ---------------------  ----------------------
                               June 30,   June 30,    June 30,    June 30,
                                 1996       1995        1996        1995
                              ---------- ----------  ----------  ----------
                                 (In thousands, except per share amounts)

Net sales                     $   64,032 $   60,501  $  254,284  $  256,523

Operating costs and expenses:
 Cost of goods sold               40,853     38,110     160,385     155,644
 Selling, general and
  administrative                  19,065     19,754      81,427      83,544
 Restructuring charge                  -          -      18,317           -
 Depreciation and
  amortization                     1,244      1,454       5,966       5,475
                              ---------- ----------  ----------  ----------
   Total operating costs
    and expenses                  61,162     59,318     266,095     244,663
                              ---------- ----------  ----------  ----------

Operating income (loss)            2,870      1,183     (11,811)     11,860
Interest expense, net                874      1,056       4,072       3,833
                              ---------- ----------  ----------  ----------

Income (loss) before
 income taxes                      1,996        127     (15,883)      8,027
Provision (benefit) for
 income taxes                        699          5      (5,174)      2,810
                              ---------- ----------  ----------  ----------

  Net income (loss)           $    1,297 $      122  $  (10,709) $    5,217
                              ========== ==========  ==========  ==========

Net income (loss)
  per share                   $      .11 $     0.01  $    (0.89) $     0.46
                              ========== ==========  ==========  ==========

Weighted average common and
 common equivalent shares         12,123      11,642     11,983      11,434
                                  ======      ======     ======      ======




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